Hannon Armstrong Announces Fourth Quarter and Full Year 2020 Results, Dividend Increase, and New Guidance
ANNAPOLIS, Md., February 18, 2021 -- (BUSINESS WIRE) -- Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("Hannon Armstrong," "we," "our" or the "Company") (NYSE: HASI), a leading investor in climate change solutions, today reported results for the fourth quarter and full year of 2020.

Financial Highlights

•Delivered $1.10 GAAP EPS on a fully diluted basis in 2020, compared with $1.24 in the same period in 2019
•Delivered $1.55 Distributable (Core Pre-CECL) EPS on a fully diluted basis in 2020, compared to $1.40 Distributable (Core Pre-CECL) EPS in 2019, representing 11% year-on-year growth and a 7% three-year compound annual growth rate - exceeding the high end of previously communicated three-year guidance
•Grew balance sheet portfolio 38% year-on-year to $2.9 billion and managed assets 16% to $7.2 billion as of the end of 2020
•Closed $1.9 billion of transactions in 2020, compared to $1.3 billion in 2019 and representing a 48% year-on-year increase
•Established $50 million sustainability-linked unsecured revolving credit facility with J. P. Morgan in the first quarter of 2021
•Increased dividend to $0.35 per share for the first quarter of 2021

Guidance
•Established new guidance expecting that annual distributable earnings per share will grow at a compounded annual rate of 7% to 10% from 2021 to 2023, relative to the 2020 baseline of $1.55 per share, which is equivalent to a 2023 midpoint of $1.98 per share

ESG Highlights

•Declared Social Dividend of $1 million in the first quarter of 2021 to capitalize newly formed Hannon Armstrong Foundation
•Enhanced disclosures on Diversity, Equity, Inclusion, and Justice in annual SEC filing
•Recognized by Institutional Investor Research for Best Financially Material ESG Disclosure

•Recorded highest annual CarbonCount® score in company history with an estimated 2.0 million metric tons of annual carbon emissions that will be avoided annually by our transactions closed in 2020 - equating to a CarbonCount® score of 1.03 metric tons per $1,000 invested

"Despite Covid-19, Hannon Armstrong had an outstanding year. We grew our distributable earnings per share above guidance, increased our investment pipeline, and significantly grew our portfolio and resulting net investment income. With the progress we made in 2020, we are issuing new three-year guidance of 7% to 10% compound annual growth in distributable earnings per share, from the 2020 base," said Jeffrey W. Eckel, Hannon Armstrong Chairman and Chief Executive Officer.
"Leveraging our climate solutions investing focus and leadership on ESG, we are declaring a Social Dividend to capitalize the newly formed Hannon Armstrong Foundation, which, along with several other initiatives, will allow us to contribute to meaningful and sustained impact at the intersection of climate change and social justice."

A summary of our results is shown in the tables below:

	For the three months ended December 31, 2020		For the three months ended December 31, 2019
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$24,925	$0.32	$46,076	$0.66
Distributable earnings (1)	29,325	0.37	26,755	0.40

	For the year ended December 31, 2020		For the year ended December 31, 2019
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$82,416	$1.10	$81,564	$1.24
Distributable earnings (1)	117,500	1.55	92,746	1.40
(1) Beginning with this quarter, we are changing the name of our primary Non-GAAP earnings metric from Core (Pre-CECL) earnings to distributable earnings with no change in the historical method of calculation. We will no longer be reporting a Core earnings metric which includes the CECL provision. Reconciliations of our GAAP EPS to our Distributable EPS and our GAAP-based Net Investment Income to our Distributable Net Investment Income are included below in this press release.

Financial Results
"In 2020, we achieved significant growth in our balance sheet portfolio, which is currently $2.9 billion, and we capitalized on favorable market conditions and our leading ESG position to raise significant capital and deploy it to fund climate solutions with attractive risk-adjusted returns," said Hannon Armstrong Chief Financial Officer and Chief Operating Officer Jeffrey A. Lipson.
"With our new $50 million sustainability-linked unsecured revolving credit facility with J.P. Morgan, and our demonstrated access to the capital markets, we are well-positioned to fund our forward flow investment commitments in addition to other anticipated growth opportunities."

Comparison of the year ended December 31, 2020 to the year ended December 31, 2019
Total revenue increased by $45 million, or 32%. Gain on sale and fee income increased by $26 million and interest and rental income increased by $19 million. These increases were primarily driven by the addition of higher yielding assets to an overall larger portfolio as well as a change in the volume and mix of assets being securitized.
Interest expense increased $28 million, or 43%, primarily as a result of a higher outstanding balance, including $775 million in unsecured debt raised in the second and third quarters. We recorded a $10 million provision for loss on receivables based on loans and loan commitments made during the year in accordance with the new CECL standard, as opposed to an $8 million provision in 2019 on two commercial receivables that were previously placed on non-accrual. Other expenses (compensation and benefits and general and administrative expenses) increased by approximately $9 million primarily due to an increase in our employee headcount and incentive compensation.
We recognized $48 million in income using the hypothetical liquidation at book value method (HLBV) for our equity method investments in 2020, compared to approximately $64 million of HLBV income in 2019. Lower equity method investment income in 2020 is a result of a gain recognized on the sale of an equity investment in 2019, which did not recur in 2020.
Income tax expense decreased by approximately $11 million in 2020 primarily as a result of the aforementioned sale of an equity investment in 2019 that did not recur, which decreased taxable income in 2020.
GAAP net income in 2020 was $82 million, approximately the same as 2019. Distributable earnings in 2020 was approximately $118 million, or an increase of approximately $25 million from 2019 due primarily to an increase in distributable earnings from equity method investments.

Leverage

The calculation of our fixed-rate debt and leverage ratios as of December 31, 2020 and 2019 are shown in the chart below:

	December 31, 2020	% of Total	December 31, 2019	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$23	1%	$33	2%
Fixed-rate debt (2)	2,166	99%	1,360	98%
Total	$2,189	100%	$1,393	100%
Leverage (3)	1.8 to 1		1.5 to 1
(1)Floating-rate borrowings include borrowings under our floating-rate credit facilities.
(2)Fixed-rate debt also includes the present notional value of non-recourse debt that is hedged using interest rate swaps. Debt excludes securitizations that are not consolidated on our balance sheet.
(3)Leverage, as measured by our debt-to-equity ratio.

Portfolio
Our balance sheet portfolio totaled approximately $2.9 billion as of December 31, 2020, which included approximately $1.4 billion of behind-the-meter assets and approximately $1.5 billion of grid-connected assets. The following is an analysis of the performance our portfolio as of December 31, 2020:

	Portfolio Performance
	Government	Commercial
	1 (1)	1 (1)	2 (2)	3 (3)	Total
Total receivables	248	984	10	8	1,250
Less: Allowance for loss on receivables	—	(24)	(4)	(8)	(36)
Net receivables (4)	248	960	6	—	1,214
Investments	35	20	—	—	55
Real estate	—	359	—	—	359
Equity method investments (5)	—	1,255	25	—	1,280
Total	$283	$2,594	$31	$—	$2,908
Percent of Portfolio	10%	89%	1%	—%	100%
Average remaining balance (6)	$7	$14	$12	$4	$12
(1)This category includes our assets where based on our credit criteria and performance to date we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date we believe there is a moderate level of risk to not receiving some or all of our invested capital.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Included in this category are two commercial receivables with a combined total carrying value of approximately $8 million as of December 31, 2020 which we have held on non-accrual status since 2017. We recorded an allowance for the entire asset amounts as described in our Annual Report on Form 10-K filed with the SEC on February 25, 2020. We expect to continue to pursue our legal claims with regards to these assets.
(4)Total reconciles to the total of the government receivables and commercial receivables lines of the consolidated balance sheets
(5)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.
(6)Average remaining balance is calculated gross of allowance for loss on receivables and excludes approximately 143 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $56 million.

Guidance
The Company expects that annual distributable earnings per share will grow at a compounded annual rate of 7% to 10% from 2021 to 2023, relative to the 2020 baseline of $1.55 per share, which is equivalent to a 2023 midpoint of $1.98 per share. The Company also expects that annual dividends per share will grow at a compound annual rate of 3% to 5% from 2021 to 2023, relative to the 2020 baseline of $1.36 per share, which is equivalent to a 2023 midpoint of $1.53 per share. This guidance reflects the Company’s judgments and estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of securitization transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations, (vi) the ongoing impact of COVID-19 and the speed and efficacy of vaccine distribution on economic conditions and

(vii) the general interest rate and market environment. All guidance is based on current expectations of the ongoing and future impact of COVID-19 and the speed and efficacy of vaccine distribution on economic conditions, the regulatory environment, the dynamics of the markets in which we operate and the judgment of the Company’s management team. The Company has not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company is announcing today that its Board of Directors approved a quarterly cash dividend of $0.35 per share of common stock. This dividend will be paid on April 12, 2021, to stockholders of record as of April 5, 2021.

Conference Call and Webcast Information
Hannon Armstrong will host an investor conference call today, Thursday, February 18, 2021, at 5:00 p.m. eastern time. The conference call can be accessed live over the phone by dialing 1-866-652-5200 or for international callers, 1-412-317-6060. Please ask to be connected to the Hannon Armstrong call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529, or for international callers, 1-412-317-0088. The passcode for the replay is 10151938. The replay will be available until February 25, 2021.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.hannonarmstrong.com. The online replay will be available for a limited time beginning immediately following the call.

About Hannon Armstrong
Hannon Armstrong (NYSE: HASI) is the first U.S. public company solely dedicated to investments in climate solutions, providing capital to leading companies in energy efficiency, renewable energy, and other sustainable infrastructure markets. With more than $7 billion in managed assets as of December 31, 2020, Hannon Armstrong’s core purpose is to make climate-positive investments with superior risk-adjusted returns. For more information, please visit www.hannonarmstrong.com. Follow Hannon Armstrong on LinkedIn and Twitter @HannonArmstrong.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate,"

"plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission (the "SEC").
Other important factors that we think could cause our actual results to differ materially from expected results are summarized below, including the ongoing impact of the current outbreak of the novel coronavirus (COVID-19), on the U.S., regional and global economies, the U.S. sustainable infrastructure market and the broader financial markets. The current outbreak of COVID-19 has also impacted, and is likely to continue to impact, directly or indirectly, many of the other important factors below and the risks described in the Form 10-K and in our subsequent filings under the Securities Exchange Act of 1934, as amended. Other factors besides those listed could also adversely affect us. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In particular, it is difficult to fully assess the impact of COVID-19 at this time due to, among other factors, uncertainty regarding the severity and duration of the outbreak domestically and internationally, uncertainty regarding the effectiveness of federal, state and local governments’ efforts to contain the spread of COVID-19 and respond to its direct and indirect impact on the U.S. economy and economic activity including the timing of the successful distribution of an effective vaccine.
Statements regarding the following subjects, among others, may be forward-looking:
•negative impacts from continued spread of COVID-19, including on the U.S. or global economy or on our business, financial position or results of operations;
•our expected returns and performance of our investments;
•the state of government legislation, regulation and policies that support or enhance the economic feasibility of projects that reduce carbon emissions or increase resilience to climate change, which we refer to as climate change solutions, including energy efficiency and renewable energy projects and the general market demands for such projects;
•market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;
•our business and investment strategy;
•availability of opportunities to invest in climate change solutions including energy efficiency and renewable energy projects and our ability to complete potential new opportunities in our pipeline;

•our relationships with originators, investors, market intermediaries and professional advisers;
•competition from other providers of capital;
•our or any other company’s projected operating results;
•actions and initiatives of the federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;
•the state of the U.S. economy generally or in specific geographic regions, states or municipalities and economic trends;
•our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;
•general volatility of the securities markets in which we participate;
•the credit quality of our assets;
•changes in the value of our assets, our portfolio of assets and our investment and underwriting process;
•the impact of weather conditions, natural disasters, accidents or equipment failures or other events that disrupt the operation of our investments or negatively impact the value of our assets;
•rates of default or decreased recovery rates on our assets;
•interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;
•changes in interest rates and the market value of our assets and target assets;
•changes in commodity prices, including continued low natural gas prices;
•effects of hedging instruments on our assets or liabilities;
•the degree to which our hedging strategies may or may not protect us from risks, such as interest rate volatility;
•impact of and changes in accounting guidance;
•our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes;
•our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended;
•availability of and our ability to attract and retain qualified personnel;
•estimates relating to our ability to generate sufficient cash in the future to operate our business and to make distributions to our stockholders; and
•our understanding of our competition.

The risks included here are not exhaustive. Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward- looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any distributable earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.

Investor Relations Contact:
Chad Reed
investors@hannonarmstrong.com
410-571-6189

Media Contact:
Gil Jenkins
media@hannonarmstrong.com
443-321-5753

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Revenue
Interest income	$24,512	$21,930	$95,559	$76,200
Rental income	6,470	6,469	25,878	25,884
Gain on sale of receivables and investments	15,439	7,704	49,887	24,423
Fee income	2,468	2,225	15,583	15,074
Total revenue	48,889	38,328	186,907	141,581
Expenses
Interest expense	26,299	17,381	92,182	64,241
Provision for loss on receivables	4,467	—	10,096	8,027
Compensation and benefits	10,542	7,495	37,766	28,777
General and administrative	3,665	3,875	14,846	14,693
Total expenses	44,973	28,751	154,890	115,738
Income before equity method investments	3,916	9,577	32,017	25,843
Income (loss) from equity method investments	15,457	46,060	47,963	64,174
Income (loss) before income taxes	19,373	55,637	79,980	90,017
Income tax (expense) benefit	5,640	(9,396)	2,779	(8,097)
Net income (loss)	$25,013	$46,241	$82,759	$81,920
Net income (loss) attributable to non-controlling interest holders	88	165	343	356
Net income (loss) attributable to controlling stockholders	$24,925	$46,076	$82,416	$81,564
Basic earnings (loss) per common share	$0.33	$0.70	$1.13	$1.25
Diluted earnings (loss) per common share	$0.32	$0.66	$1.10	$1.24
Weighted average common shares outstanding—basic	75,400,321	65,173,294	72,387,581	63,916,440
Weighted average common shares outstanding—diluted	84,843,939	71,668,124	74,373,169	64,771,491

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$286,250	$6,208
Equity method investments	1,279,651	498,631
Government receivables	248,455	263,175
Commercial receivables, net of allowance of $36 million and $8 million, respectively	965,452	896,432
Real estate	359,176	362,265
Investments	55,377	74,530
Securitization assets	164,342	123,979
Other assets	100,364	162,054
Total Assets	$3,459,067	$2,387,274
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$59,944	$54,351
Credit facilities	22,591	31,199
Non-recourse debt (secured by assets of $723 million and $921 million, respectively)	592,547	700,225
Senior unsecured notes	1,283,335	512,153
Convertible notes	290,501	149,434
Total Liabilities	2,248,918	1,447,362
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 76,457,415 and 66,338,120 shares issued and outstanding, respectively	765	663
Additional paid in capital	1,394,009	1,102,303
Accumulated deficit	(204,112)	(169,786)
Accumulated other comprehensive income (loss)	12,634	3,300
Non-controlling interest	6,853	3,432
Total Stockholders’ Equity	1,210,149	939,912
Total Liabilities and Stockholders’ Equity	$3,459,067	$2,387,274

EXPLANATORY NOTES
Non-GAAP Financial Measures
Distributable Earnings

Beginning with this quarter, we are changing the name of our primary Non-GAAP earnings metric from Core (Pre-CECL) earnings to distributable earnings with no change in the historical method of calculation. We will no longer be reporting a Core earnings metric which includes the CECL provision. We calculate distributable earnings as GAAP net income (loss) excluding non-cash equity compensation expense, provisions for loss on receivables, amortization of intangibles, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to our equity method investments in the renewable energy projects as described below. Judgment will be utilized in determining when we will reflect the losses on receivables in our distributable earnings. In making this determination, we will consider certain circumstances such as, the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, distributable earnings may also exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as approved by a majority of our independent directors.
We believe a non-GAAP measure, such as distributable earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance and is useful to our investors as well as management in evaluating our performance as it relates to expected dividend payments over time. As a REIT, we are required to distribute substantially all of our taxable income to investors in the form of dividends and we believe our dividends are a principal focus of our investors. Additionally, we believe that our investors also use distributable earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of distributable earnings is useful to our investors.
Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Regardless of the nature of our equity interest, we typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our assessment of the expected cash flows we will receive from these projects discounted back to the net present value, based on a target investment rate, with the expected cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations.
The cash distributions for those equity method investments where we apply HLBV are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method. Thus, in calculating distributable earnings, for certain of these investments where there are characteristics as described above, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our distributable earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments where HLBV income can differ substantially from the economic returns.

The following table provides our results related to our equity method investments for the quarter and year ended December 31, 2020 and 2019,

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(in millions)
Income (loss) under GAAP	$15	$46	$48	$64

Distributable earnings	$15	$13	$55	$41
Return of capital	7	13	102	60
Cash collected	$22	$26	$157	$101
Distributable earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating distributable earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported distributable earnings may not be comparable to similar metrics reported by other companies.

Reconciliation of our GAAP Net Income to Distributable Earnings
We have calculated our distributable earnings and provided a reconciliation of our GAAP net income to distributable earnings for the quarter and year ended December 2020 and 2019 in the tables below.

	For the three months ended December 31, 2020		For the three months ended December 31, 2019
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$24,925	$0.32	$46,076	$0.66
Distributable earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(15,458)		(46,060)
Add equity method investments earnings (2)	14,943		12,580
Non-cash equity-based compensation charges (3)	5,176		3,775
Non-cash provision for loss on receivables	4,467		—
Other adjustments (4)	(4,728)		10,384
Distributable earnings (5)	29,325	$0.37	$26,755	$0.40
(1)Represents GAAP diluted earnings per share and is the most comparable GAAP measure to our distributable earnings per share.
(2)Reflects adjustment for equity method investments described above.
(3)Reflects adjustment for non-cash equity-based compensation.
(4)See Other adjustments table below.
(5)Distributable earnings per share for the three months ended December 31, 2020 and 2019, are based on 79,820,082 shares and 67,702,206 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the long-term incentive plan units and non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method and any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. We believe the use of the treasury stock method is an appropriate representation of the potential dilution when considering the economic behaviors of the holders of the instrument.

	For the year ended December 31, 2020		For the year ended December 31, 2019
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	82,416	$1.10	$81,564	$1.24
Distributable earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(47,963)		(64,174)
Add equity method investments earnings (2)	55,305		41,437
Non-cash equity-based compensation charges (3)	16,791		14,160
Non-cash provision for loss on receivables	10,096		8,027
Other adjustments (4)	855		11,732
Distributable earnings (5)	117,500	$1.55	$92,746	$1.40
(1)Represents GAAP diluted earnings per share and is the most comparable GAAP measure to our distributable earnings per share.
(2)Reflects adjustment for equity method investments described above.
(3)Reflects adjustment for non-cash equity-based compensation.

(4)See Other adjustments table below.
(5)Distributable earnings per share for the year ended December 31, 2020 and 2019, are based on 75,588,286 shares and 66,046,401 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the long-term incentive plan units and non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method and any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. We believe the use of the treasury stock method is an appropriate representation of the potential dilution when considering the economic behaviors of the holders of the instrument.

The table below provides a reconciliation of the Other adjustments:

	For the three months ended December 31,		For the year ended December 31, 2020
	2020	2019	2020	2019
	(in thousands)		(in thousands)
Other adjustments
Amortization of intangibles (1)	$824	$823	$3,291	$3,285
Non-cash provision (benefit) for income taxes	(5,640)	9,395	(2,779)	8,091
Net income attributable to non-controlling interest	88	166	343	356
Other adjustments	$(4,728)	$10,384	$855	$11,732

(1)	Adds back non-cash amortization of lease and pre-IPO intangibles.
The table below provides a reconciliation of GAAP SG&A expenses to Distributable SG&A expenses:

	For the three months ended December 31,		For the year ended December 31,
	2020	2019	2020	2019
	(in thousands)		(in thousands)
GAAP SG&A expenses
Compensation and benefits	$10,542	$7,495	$37,766	$28,777
General and administrative	3,665	3,875	14,846	14,693
Total SG&A expenses (GAAP)	$14,207	$11,370	$52,612	$43,470
Distributable SG&A expenses adjustments:
Non-cash equity-based compensation charge (1)	$(5,176)	$(3,775)	$(16,791)	$(14,160)
Amortization of intangibles (2)	(52)	(51)	(202)	(203)
Distributable SG&A expenses adjustments	(5,228)	(3,826)	(16,993)	(14,363)
Distributable SG&A expenses	$8,979	$7,544	$35,619	$29,107

(1)	Reflects add back of non-cash amortization of equity-based compensation. Outstanding grants related to equity-based compensation are included in the distributable earnings per share calculation.
(2)	Adds back non-cash amortization of pre-IPO intangibles.

Distributable Net Investment Income

We have a portfolio of debt and equity investments in climate change solutions. We calculate distributable net investment income by adjusting GAAP net investment income for those distributable earnings adjustments described above which impact investment income. We believe that this measure is useful to investors as it shows the recurring income generated by our portfolio after the associated interest cost of debt financing. Our management also uses distributable net investment income in this way. Our non-GAAP distributable net investment income measure may not be comparable to similarly titled measures used by other companies. The following is a reconciliation of our GAAP-based net investment income to our distributable net investment income:

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(in thousands)
Interest income	$24,512	$21,930	$95,559	$76,200
Rental income	6,470	6,469	25,878	25,884
GAAP-based investment revenue	30,982	28,399	121,437	102,084
Interest expense	26,299	17,381	92,182	64,241
GAAP-based net investment income	4,683	11,018	29,255	37,843
Equity method earnings adjustment (1)	14,943	12,580	55,305	41,438
Amortization of real estate intangibles (2)	772	776	3,089	3,082
Distributable net investment income	$20,398	$24,374	$87,649	$82,363

(1)     Reflects adjustment for equity method investments described above.

(2)    Adds back non-cash amortization related to acquired real estate leases.

Managed Assets
As we both consolidate assets on our balance sheet and securitize assets, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as servicing rights or a retained interest in cash flows. Thus, we present our investments on a non-GAAP “managed” basis, which assumes that securitized receivables are not sold. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet receivables that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, investments, and residual assets in securitized receivables. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.
The following is a reconciliation of our GAAP Portfolio to our Managed Assets as of December 31, 2020 and 2019:

	As of December 31,
	2020	2019
	(dollars in millions)
Equity method investments	$1,280	$499
Government receivables	248	263
Commercial receivables	965	896
Real estate	359	362
Investments	55	75
Assets held in securitization trusts	4,308	4,101
Managed assets	$7,215	$6,196